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                                                                      EXHIBIT 11


                              WOLVERINE TUBE, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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

                                                                 THREE-MONTH PERIOD ENDED:
                                                                 ------------------------

                                                                    MARCH 30,   APRIL 1,
                                                                       1996      1995
                                                                     -------    -------
Net income applicable to common shares..........................     $10,193    $ 9,062
                                                                     =======    =======

Weighted average common shares outstanding......................      13,672     13,499

Common equivalent shares outstanding............................         544        513
                                                                     -------    -------

Weighted average common and common
  equivalent shares outstanding (1).............................      14,216     14,012
                                                                     =======    =======

Net income per common share.....................................     $   .72    $   .65
                                                                     =======    =======

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(1)  Represents shares issuable upon the exercise of stock options based upon the treasury stock method using the average market price. As fully diluted shares outstanding are the same as primary shares outstanding for all periods presented, net income per common share on a fully-diluted basis is not separately presented.